Exhibit 99.1

Nevro Reports Third Quarter 2019 Financial Results

Company Raises 2019 Guidance, Announces CFO Retirement Plans

Third Quarter 2019 and Recent Highlights

•	U.S. Patient Trials and Permanent Implants Each Grew 18% Over Prior Year
•	Senza® Omnia™ SCS System Commercially Launched in U.S.
•	Patient Enrollment in Painful Diabetic Neuropathy RCT Completed
•	Chief Commercial Officer and Chief Human Resources Officer Named
•	Preliminary Injunction Against Competitor Granted

Redwood City, Calif., Nov. 6, 2019 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today reported financial results for the third quarter ended September 30, 2019.

Revenue for the third quarter of 2019 was $100.2 million, a 5% increase compared to $95.6 million during the prior year period. U.S. revenue for the third quarter of 2019 was $84.2 million, a 6% increase compared to $79.6 million in the prior year period. The year-over-year increase in U.S. revenue was primarily driven by SCS procedure growth which was partially offset by the impact of the Company’s previously announced decision to alter its practice regarding certain high-volume product orders. International revenue was $16.0 million compared to $16.0 million in the prior year period. While flat on an as-reported basis, this represents a 5% increase on a constant currency basis.

“Our strong third quarter 2019 financial results demonstrate our continued improvement in commercial focus and execution across the organization. In the U.S., we saw an 18% year-over-year increase in both patient trial procedures and permanent implant procedures,” said D. Keith Grossman, Chairman, CEO and President. “Yesterday we announced the commercial launch of our groundbreaking Senza Omnia system, the only SCS system that offers HF10 therapy in addition to all other SCS frequencies, as well as frequency pairing with HF10. We’re excited by the early customer feedback we’ve received, and we believe this new product introduction, along with our ongoing operational initiatives, positions us for continued growth in 2020 and beyond.”

Gross profit for the third quarter of 2019 was $69.9 million, a 4% increase compared to $67.2 million in the prior year period. Gross margin was 69.8% in the third quarter of 2019 compared to 70.3% in the prior year period.

Operating expenses for the third quarter of 2019 were $85.9 million, a 12% increase compared to $76.5 million in the prior year period. The year-over-year increase in operating expenses was primarily driven by U.S. sales and marketing personnel costs. Legal expenses associated with patent litigation were $1.9 million for the third quarter of 2019, compared to $3.5 million in the prior year period.

Net loss from operations for the third quarter of 2019 was $16.0 million, compared to a loss of $9.2 million in the prior year period. Adjusted EBITDA for the third quarter of 2019 was a loss of $2.0 million, compared to a positive $5.2 million in the prior year period. Adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization.  Please see below for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $232.8 million as of September 30, 2019. Net cash used during the third quarter of 2019 was $1.2 million and $31.8 million for the nine months ended September 30, 2019.

Full Year 2019 Financial Guidance

Following the Company’s third quarter 2019 financial results, Nevro management is increasing its financial guidance for 2019 worldwide revenue from $368-$374 million to $383-$386 million. Gross margin is expected to be in the 68-70% range as a percentage of revenue.

CFO Retirement and Transition Plan

The Company also announced that Andrew Galligan has decided to retire after nearly a decade with Nevro.  Mr. Galligan will remain Chief Financial Officer (CFO) through the appointment of a successor. Mr. Galligan will serve in a transitional role for some period of time thereafter. Nevro is initiating a search to identify the Company’s next CFO.

“Andrew has played a very significant role in Nevro’s growth as he oversaw the Company’s evolution from its early days as a small private company,” Grossman continued. “Since my arrival in March of 2019, Andrew has not only been an exceptional leader, but on a personal level he has been an invaluable partner to me. I want to thank Andrew for his many contributions and I look forward to continuing to benefit from his perspective in the coming months.”

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (833) 286-5807 in the U.S. or (647) 689-4452 internationally, using Conference ID: 4787437.  In addition, a live webcast will be available on the “Investors” section of the Company’s website at www.nevro.com, as well as an archived recording.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies. The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

For more information about the Omnia system, please visit www.nevro.com/Omnia.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources,  gross margin and expense projections,  expectations for worldwide revenue in 2019, strategic initiatives and continued growth, reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza and Omnia in the U.S. and international markets. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our quarterly report on Form 10-Q that we expect to file on November 6, 2019, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended September 30, 2019 are not necessarily indicative of our operating results for any future periods.

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Investor Relations Contact:

Juliet Cunningham

Vice President, Investor Relations

650-433-3247
ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenue	$100,162	$95,630	$275,881	$279,345
Cost of revenue	30,222	28,382	88,789	82,175
Gross profit	69,940	67,248	187,092	197,170
Operating expenses:
Research and development	13,019	12,478	42,084	34,979
Sales, general and administrative	72,905	64,007	229,806	195,331
Total operating expenses	85,924	76,485	271,890	230,310
Loss from operations	(15,984)	(9,237)	(84,798)	(33,140)
Other income (expense):
Interest income (expense), net	(1,152)	(1,347)	(3,512)	(4,336)
Other income (expense), net	(291)	(130)	(516)	(845)
Loss before income taxes	(17,427)	(10,714)	(88,826)	(38,321)
Provision for income taxes	420	551	1,118	1,277
Net loss	(17,847)	(11,265)	(89,944)	(39,598)
Changes in foreign currency translation adjustment	200	(155)	99	104
Changes in unrealized gains (losses) on short-term investments	—	269	440	191
Net change in other comprehensive loss	200	114	539	295
Comprehensive Loss	$(17,647)	$(11,151)	$(89,405)	$(39,303)
Net loss per share, basic and diluted	$(0.58)	$(0.37)	$(2.93)	$(1.32)
Weighted average shares used to compute net loss per share, basic and diluted	30,929,938	30,123,188	30,659,117	29,997,201

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$49,338	$51,266
Short-term investments	183,429	213,281
Accounts receivable, net	70,807	80,656
Inventories, net	90,730	92,035
Prepaid expenses and other current assets	6,497	6,621
Total current assets	400,801	443,859
Property and equipment, net	11,721	12,801
Operating lease assets	22,348	—
Other assets	11,912	5,850
Restricted cash	956	606
Total assets	$447,738	$463,116
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$19,770	$23,505
Accrued liabilities and other	48,557	38,909
Total current liabilities	68,327	62,414
Long-term debt	158,278	152,394
Long-term operating lease liabilities	21,324	—
Other long-term liabilities	1,712	2,825
Total liabilities	249,641	217,633
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 30,994,005 and 30,263,536 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	31	30
Additional paid-in capital	594,630	552,612
Accumulated other comprehensive loss	(538)	(1,077)
Accumulated deficit	(396,026)	(306,082)
Total stockholders’ equity	198,097	245,483
Total liabilities and stockholders’ equity	$447,738	$463,116

Nevro Corp.

GAAP to Adjusted EBIDTA Reconciliation

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
GAAP Net loss	$(17,847)	$(11,265)	$(89,944)	$(39,598)
Non-GAAP Adjustments:
Interest (income) expense, net	1,152	1,347	3,512	4,336
Provision for income taxes	420	551	1,118	1,277
Depreciation and amortization	1,152	1,118	3,428	2,967
Stock-based compensation expense	11,197	9,454	31,320	27,018
Litigation related expenses	1,930	3,962	8,731	18,507
Adjusted EBIDTA	$(1,996)	$5,167	$(41,835)	$14,507

Management uses supplemental non-GAAP financial measures, including Adjusted EBITDA, to evaluate operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses regarding the performance and underlying trends of the Company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the Company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBIDTA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating Adjusted EBIDTA, the Company further adjusts for the following items:

Stock-based compensation expense – non-cash costs related to the Company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units.

Litigation related expenses – legal and professional fees associated with certain legal matters which management considers not related to the Company’s underlying operating performance.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.